SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2003

THE GOODYEAR TIRE & RUBBER COMPANY
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-1927 (Commission File Number)	34-0253240 (I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio (Address of principal executive offices)	44316-0001 (Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Item 5. Other Events

This Current Report on Form 8-K is being filed by The Goodyear Tire & Rubber Company, an Ohio corporation (“Goodyear” or the “Company”) in order to reflect certain adjustments to Goodyear’s financial statements for 2000 — 2002 as previously reported in Goodyear’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Form 10-K”), and in its unaudited financial statements for the six month period ended June 30, 2003. The restatement also affects periods prior to 2000. The impact of the adjustments on net income over these periods was a decrease of $84.7 million through June 30, 2003. The impact on net income for the previous three years was: 2002 — a decrease of $16.9 million; 2001 — a decrease of $26.2 million; and 2000 — an increase of $0.9 million. The impact on amounts related to years prior to 2000 will be recorded as a reduction to shareholders’ equity at January 1, 2000 in the amount of $52.9 million. In the Company’s five year selected financial data, the results for the years prior to 2000 will be restated. The impact for the first six months of 2003 was an increase in net income of $10.4 million. The restated financial information has been prepared by management and reflects all adjustments known to management. The Company’s Forms 10-K/A and 10-Q/A will be filed expeditiously.

The restatement principally arose out of an intensified effort to reconcile certain general ledger accounts. As a result of Goodyear’s efforts to reconcile these accounts, the Company initially recorded adjustments that reduced net income for the quarter ended June 30, 2003 by approximately $31.3 million. The Company subsequently identified additional adjustments arising out of account reconciliations. Following the identification of these adjustments, PricewaterhouseCoopers LLP (PwC) advised the Company that the failure to identify certain issues that had affected several years related to the monitoring and review of general ledger accounts collectively resulted in a material weakness in internal controls that required strengthening of procedures for account reconciliation and internal reporting and monitoring of these matters. Based on an assessment of the impact of the adjustments to the expected 2003 results, management and the Audit Committee decided to restate the Company’s previously issued financial statements. The restatement also includes changes to the timing of certain previously recognized adjustments not arising from account reconciliations as well as other adjustments identified during the restatement process.

Adjustments have been divided into the following four categories:

1.     Account Reconciliations. This category encompasses items previously not identified or recorded resulting from the failure to either reconcile accounts or to resolve certain reconciliation issues in a timely manner. The most significant adjustments in this category relate to certain reconciliations for accounts receivable, inventories, fixed assets, intercompany accounts, prepaid expenses and accounts payable — trade. Certain of these adjustments were associated with the integration of a new enterprise resource planning system (ERP) into the Company’s accounting processes beginning in 1999. The cumulative amount of these account reconciliation adjustments was a decrease to income before tax of $89.2 million.

The following categories account for a majority of the account reconciliation adjustments included in the restatement (all amounts are before tax unless otherwise noted):

A.     Interplant. Goodyear uses an internal system, the Interplant system, to track the procurement and transfer of fixed assets, raw materials and spare parts acquired or manufactured by Goodyear units in the United States for its foreign manufacturing locations. The $28.8 million Interplant charge, of which $16.2 million was expensed in the quarter ended June 30, 2003, and is included in Category 2 (below), Out-of-Period Adjustments, corrects an overstatement of income and assets. The most significant items in this category are 1) fixed assets and inventory of approximately $26 million which were not properly relieved from the Interplant system when they were billed to the foreign manufacturing locations and accordingly now have to be expensed and 2) the correction of a failure to depreciate approximately $2.8 million of fixed assets.

B.     North American Tire (NAT) Receivables. The adjustment to accounts receivable of $25 million is attributable to amounts erroneously recorded in Goodyear’s general ledger during the period April 1999 to November 2000. During this period, Goodyear implemented certain modules of an ERP accounting system. These modules were not properly integrated with existing systems resulted in an overstatement of sales and accounts receivable in the general ledger. This overstatement had to be reversed. Billings to customers and cash collections were appropriate during this period.

C.     Engineered Products (EPD). This account reconciliation adjustment includes the write-off of approximately $18.7 million consisting of approximately $3.7 million in intercompany accounts and approximately $15.0 million related to payables and other accounts. Of this adjustment, $9.9 million is included in Category 2 (below), Out-of-Period Adjustments, and was expensed in the quarter ended June 30, 2003. Several factors relating to our ERP systems implementation resulted in EPD’s inability to locate or recreate account reconciliations for prior periods. As a result, it was not possible to allocate the amount to applicable periods and accordingly, Goodyear recorded this adjustment in the first quarter of 2003.

D.     Wingfoot Commercial Tire Systems. On November 1, 2000, Goodyear made a contribution, which included inventory, to Wingfoot Commercial Tire Systems, LLC, a consolidated subsidiary. On a consolidated basis, the inventory was valued at Goodyear’s historical cost. Upon the sale of the inventory, cost of goods sold was understated by $11.1 million in its consolidated financial statements. Additionally, inventory and fixed asset losses totaling approximately $4.2 million, were not expensed as incurred and also needed to be written off.

2.     Out-of-Period Adjustments. This Category encompasses adjustments previously identified but deemed to be immaterial and recorded in the period management identified the error or in a subsequent period. Adjustments in this category change the timing of income and expense items that were previously recognized. These adjustments include amounts related to account reconciliations of $16.2 million for Interplant and $9.9 million for EPD. The most significant other adjustment in this category relates to the improper deferral of approximately $18.1 million of manufacturing variances at one of the Company’s United States tire manufacturing plants in 1998. When the matter was discovered in the second quarter of 1999, the Company recorded the remaining costs that had not previously been recorded. The cumulative amount of out-of-period adjustments for all periods was a decrease to income before tax of $1.4 million.

In addition, an adjustment was made to record an $18 million charge to accumulated other comprehensive income associated with three interest rate swaps and a cross-currency contract for the period March 2001 through March 2003 with an offsetting credit to liabilities. The necessary adjusting entries to recognize the impact of this item were initially recorded in the second quarter of 2003 and reflected in the Company’s June 30, 2003 Form 10-Q, as originally filed.

3.     Chemical Products Segment. This Category includes amounts identified as a result of a stand-alone audit of a portion of the Chemical Products business segment which were previously recorded in 2002. In connection with the restatement, such amounts, all of which related to years prior to 2002, were reflected in the appropriate periods. The most significant adjustments in this category relate to the timing of the recognition of the actual cost of inventories and the fair value adjustment of a hedge for natural gas.

4.     Tax Adjustments. As a result of the restatement adjustments, an additional Federal and state valuation allowance of $30.2 million was required to be recognized in 2002, the period in which the Company previously provided for its valuation allowance. The remaining amounts relate to the correction of errors in the computation of deferred tax assets and liabilities.

     Effect of restatement adjustments on Goodyear’s previously issued financial statements (Unaudited)

(Dollars in millions, except per share)
Increase (decrease) in Income (loss)

	Six
	Months	Years Ended December 31,
	Ended
	June 30, 2003	2002	2001	2000	Pre-2000	Total

Net Income (loss) as reported	$(236.9)	$(1,105.8)	$(203.6)	$40.3

Adjustments (pretax):

1. Account Reconciliations	(10.8)	(11.3)	(8.7)	(10.2)	$(48.2)	$(89.2)

2. Out-of-Period	13.6	20.1	(9.4)	(2.6)	(23.1)	(1.4)

3. Chemical Products Segment	—	16.5	(18.0)	14.0	(12.5)	—

Total adjustments (pretax)	2.8	25.3	(36.1)	1.2	(83.8)	(90.6)

Tax effect of restatement adjustments	3.4	(11.0)	13.2	(.4)	30.9	36.1

4. Tax Adjustments	4.2	(31.2)	(3.3)	.1	—	(30.2)

Total taxes	7.6	(42.2)	9.9	(.3)	30.9	5.9

Total net adjustments	10.4	(16.9)	(26.2)	0.9	$(52.9)	$(84.7)

Net Income (loss) as restated	$(226.5)	$(1,122.7)	$(229.8)	$41.2

Per Share of Common Stock:

Net Income (loss) — Basic as reported	$(1.35)	$(6.62)	$(1.27)	$.26

Effect of net adjustments	.06	(.10)	(.17)	—

Net Income (loss) — Basic as restated	$(1.29)	$(6.72)	$(1.44)	$.26

Net Income (loss) — Diluted as reported	$(1.35)	$(6.62)	$(1.27)	$.25

Effect of net adjustments	.06	(.10)	(.17)	.01

Net Income (loss) — Diluted as restated	$(1.29)	$(6.72)	$(1.44)	$.26

Summary of adjustments by caption to the Consolidated Income Statement – increase (decrease) (Unaudited)

(Dollars in millions)

	Six Months	Years Ended December 31,
	Ended
	June 30, 2003	2002	2001	2000

Net Sales	$.6	$(1.4)	$21.8	$27.7

Cost of Goods Sold	(3.1)	(30.0)	48.7	29.2

Selling, Admin and General Expense	2.4	1.3	(6.1)	(5.9)

Rationalizations	(1.5)	(1.4)	.8	(1.6)

Interest Expense	1.0	—	5.1	(1.4)

Other (Income) and Expense	—	(.8)	1.1	12.9

Foreign Currency Exchange	—	.5	6.2	(6.6)

Equity in Earnings of Affiliates	(2.5)	2.6	.8	1.5

Minority Income	1.5	1.1	1.3	(1.6)

Total Adjustments (pretax)	2.8	25.3	(36.1)	1.2

Tax Effect and Adjustments	7.6	(42.2)	9.9	(.3)

Total Net Adjustments	$10.4	$(16.9)	$(26.2)	$0.9

Change in Shareholders’ Equity (Unaudited)

(Dollars in millions)

Shareholders’ equity at June 30, 2003 - as previously reported	$611.2

Cumulative net decrease in net loss – 2003 first six months	10.4

Cumulative net increase in net loss – 2002	(16.9)

Cumulative net increase in net loss – 2001	(26.2)

Cumulative net increase in net income – 2000	.9

Cumulative net decrease in net income – pre-2000	(52.9)

Cumulative adjustment to Accumulated Other Comprehensive Income	1.3

Shareholders’ equity as of June 30, 2003 - as restated	$527.8

Changes in Consolidated Balance Sheet (Unaudited)

(Dollars in millions)

	June 30, 2003		December 31, 2002

	As Reported	As Restated	As Reported	As Restated

Current Assets	$6,740.3	$6,675.4	$5,226.7	$5,205.1

Other Assets	8,000.4	7,992.8	7,919.9	7,856.3

Total Assets	14,740.7	14,668.2	13,146.6	13,061.4

Current Liabilities	3,556.7	3,566.0	4,071.4	4,089.3

Long term Liabilities	10,572.8	10,574.4	8,424.6	8,427.3

Total Liabilities	14,129.5	14,140.4	12,496.0	12,516.6

Shareholders’ Equity	611.2	527.8	650.6	544.8

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: November 19, 2003	By	/s/ Robert W. Tieken Robert W. Tieken Executive Vice President and Chief Financial Officer